EXHIBIT 5
                                  MCGUIRE WOODS
                               BATTLE & BOOTHE LLP



                                One James Center
                              901 East Cary Street
                          Richmond, Virginia 23219-4030
                Telephone/TDD (804) 775-1000 o Fax (804) 775-1061

                                January 18, 2000

Board of Directors
Cornerstone Realty Income Trust, Inc.
306 East Main Street
Richmond, Virginia 23219

Ladies and Gentlemen:

         We have acted as counsel to Cornerstone Realty Income Trust, Inc. (the "Company"), a Virginia corporation, in connection with the preparation of a registration statement on Form S-3 (the "Registration Statement"), pertaining to the registration for resale by certain selling shareholders of 185,887 common shares of the Company (the "Common Shares"), to which this opinion is an exhibit. The Registration Statement is being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"). Terms not otherwise defined herein shall have the meanings assigned to them in the Registration Statement.

         We have reviewed originals or copies of (i) the Amended and Restated Articles of Incorporation (as amended), Bylaws and other corporate documents of the Company, and (ii) the Registration Statement. In addition, we have reviewed such other documents and have made such legal and factual inquiries as we have deemed necessary or advisable for purposes of rendering the opinions set forth below. Where we have considered it appropriate, as to certain facts we have relied without investigation or analysis of any underlying data contained therein, upon representations of officers or other appropriate representatives of the Company

         Based on and subject to the foregoing and the further limitations and qualifications hereinafter expressed, we are of the opinion that:

         (1) The Company is duly organized and validly existing under the laws of the Commonwealth of Virginia; and


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         (2)   The Common Shares  registered  under the  Registration  Statement have been duly authorized and, when sold as described in the Registration Statement, will be validly issued, fully paid and nonassessable shares.

         Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                         Very truly yours,

                                        /s/ McGuire, Woods, Battle & Boothe LLP